UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HERCULES INCORPORATED

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June 10, 2003

Dear Fellow Shareholder:

        You may have received a proxy statement from dissident shareholder Samuel J. Heyman asking you to vote for a slate of four handpicked nominees he is paying to run at this year's annual meeting scheduled for July 25th.

        You need to know that a vote for Heyman's nominees would give him control of the Hercules Board of Directors and your Company, but he is not offering to pay you a control premium for your shares — indeed he is not offering to pay you anything. Gaining control of your Board would clearly benefit Heyman, but we strongly believe it would be against the interests of all other shareholders.

WHO DO YOU TRUST TO RUN YOUR COMPANY?

Dr. Joyce's Record of Value Creation

        Heyman has been aggressive in attacking the record of Bill Joyce, who has been CEO of Hercules for the past two years. Dr. Joyce has a proven track record of significantly increasing value for shareholders and is highly respected by the financial community and peers alike.

        Since becoming CEO, Dr. Joyce has led a significant turnaround at Hercules, restoring its financial health, putting it in a much stronger operating position and creating a solid platform for future growth. As a result of the actions taken under his leadership — including selling the BetzDearborn Water Treatment business and initiating our Work Process Redesign program — Hercules has achieved significantly improved financial results. In fact, growth in both sales and operating profits from ongoing businesses has far outpaced the average performance of our chemical industry peers.

        Dr. Joyce has received very positive reviews for the successful execution of his business plan at Hercules. In the words of one of our largest shareholders. . .

        ''The fight for the heart and soul of Hercules, and for authority within the company, is over, and Bill Joyce is clearly in charge and doing a good job.'' (Hugh Evans of T. Rowe Price, quoted by Seth Agulnick, New Leadership Style Brings Chemical Maker Back From the Brink of Ruin, Wilmington News Journal, June 23, 2002.)

        We are disappointed that Hercules' share price has not yet reflected the significant improvements we have made in our operating performance and in strengthening the balance sheet. However, Hercules is feeling the effects of two non-operating issues — the national asbestos crisis and pension funding requirements resulting from three consecutive years of declining equity markets combined with 40-year lows in interest rates. In spite of these challenges, our share price has outperformed the broader markets. Hercules, which is a component of the S&P 500, declined 12% in 2002 compared to a decline of 23.4% in the S&P 500. Year-to-date through June 6, 2003 our share price is up 15.2%, while the S&P 500 is up 12.3%.

Heyman is Wrong About Union Carbide

        In addition to attacking Hercules' performance, Heyman has attacked Dr. Joyce's record at Union Carbide. But, let's look at the facts. Dr. Joyce was put in charge of operations in 1991 at Carbide when it began a major reengineering program, and he became CEO in 1995. The 1991 year-end stock price, adjusting for the Praxair spinoff, was $8.32 per share. When Union Carbide and Dow Chemical announced a merger in 1999, the exchange ratio valued Union Carbide stock at $66.96 per share. Between 1991 and 1999, Dr. Joyce played a central role in the creation of over $8.2 billion of value (excluding dividends) for the Union Carbide shareholders, with the share price up over 700%!

Heyman's Record of Value Destruction at ISP

        In sharp contrast to Dr. Joyce's positive record of delivering results, Sam Heyman has a record of value destruction at ISP. During his career, he has run only one public company — GAF Corporation and its parts, including ISP. ISP was originally a part of GAF, which Heyman took private in 1989. He then took GAF through a number of reorganizations resulting in what appears to be two primary companies, ISP and G-I Holdings Inc. G-I Holdings is bankrupt today (although some of its subsidiaries are technically solvent).

        Heyman took ISP public in 1991, selling shares at $15.50. He then took ISP private in February 2003, buying back shares at $10.30. Therefore, ISP shareholders who invested in 1991 would have lost over 33% of their original investment (excluding dividends) to Heyman over the past 12 years.

Just look at Dr. Joyce's Union Carbide record and Sam Heyman's ISP record side by side. . .

HERCULES IS DOING WHAT IS BEST FOR ALL SHAREHOLDERS

        In addition to successfully executing our business plan to create value for shareholders, we have taken a number of steps to further strengthen our corporate governance. One of these steps is adopting shareholder-empowering amendments to our rights plan that we strongly believe make the modified plan an even better alternative for shareholders than eliminating it. By adding a qualifying offer provision, our independent directors are now required to put any bona fide, non-coercive offer, made at a premium of at least 20% to the then-current market price, to a shareholder vote within 120 days or else the plan will automatically terminate.

        We strongly believe this feature offers shareholders the best of both worlds: they are protected from abusive takeover tactics, but will be able to vote to accept or reject a qualified premium offer; while our Board will have up to 120 days to look for even better alternatives for the shareholders.

        We believe that our shareholder-empowering amendments are a far better alternative for shareholders than having no rights plan. However, if a majority of our shareholders vote for the non-binding shareholder proposal in our proxy statement to eliminate the plan, we will honor that decision. Our Board is committed to acting in the best interests of all Hercules shareholders.

IN CONTRAST, SAM HEYMAN IS SEEKING CONTROL OF YOUR
COMPANY — AND OFFERING YOU NOTHING IN RETURN

        In asking you to turn over control of your Company to him, Heyman is not offering to pay you anything — nor does he have a business plan for the Company, other than a promise to replace current management, despite the excellent progress the people of Hercules have made in the last two years. Instead, he has repeatedly criticized well-regarded strategic decisions, attacked management and been generally disruptive as we continue down our well-mapped path to strengthen your Company and deliver increased value to shareholders.

        Under the leadership of Dr. Joyce and the management team, the people of Hercules have worked hard to turn your Company around — and they have delivered excellent results. Don't let Heyman stop the progress for his own purposes.

HOW TO PROTECT YOUR INTERESTS

        We will soon be sending you Hercules' definitive proxy materials. We ask that you take no action until you receive these materials and have a chance to review them. We then urge you to vote for the Hercules nominees using the GOLD proxy card that you will receive with the proxy materials.

        For more information, please call MacKenzie Partners at (800) 322-2885.

        Thank you for your continued support.

On Behalf of the Special Committee of the Board of Directors EDITH E. HOLIDAY Chair of the Special Committee

Hercules filed a preliminary proxy statement with the Securities and Exchange Commission on June 3, 2003, as amended on June 10, 2003, in connection with its 2003 annual meeting of shareholders. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation by Hercules of its shareholders for the 2003 annual meeting, and the participants' interests in the solicitation, are set forth in the preliminary proxy statement. Hercules will be filing a definitive proxy statement and other relevant documents. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HERCULES WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the proxy statement and other related documents filed by Hercules at the SEC's website at www.sec.gov. When available, the definitive proxy statement and other related documents may also be obtained from Hercules free of charge by contacting Helen Calhoun, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001, tel. (302) 594-5129.

This communication includes quotations from previously published materials, the source of which, including the name of the authors and dates of publication have been cited. Because the materials are public documents, we did not seek the consent of the authors or publications to the use of such materials as proxy soliciting material. We have not directly or indirectly paid or proposed to make any payments or give any other consideration in connection with the preparation, publication or reproduction of such materials.